Exhibit (a)(5)

July 25, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:

Pzena Mid Cap Value Fund
Pzena Emerging Markets Value Fund
Pzena Small Cap Value Fund
Pzena International Small Cap Value Fund
Pzena International Value Fund

(the “Funds”), each a series of Advisors Series Trust, Commission File Number 811-07959

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Funds pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about July 25, 2025, captioned “Changes in and Disagreements with Accountants for Open-End Investment Companies.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/s/ TAIT WELLER & BAKER LLP

cc:   Jeffrey T. Rauman, President

        Advisors Series Trust

        615 East Michigan Street

        Milwaukee, WI 53202